UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2012 (May 3, 2012)

TYCO INTERNATIONAL LTD.

(Exact Name of Registrant as Specified in its Charter)

Switzerland	98-0390500
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-13836

(Commission File Number)

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

(Address of Principal Executive Offices, including Zip Code)

41-52-633-02-44

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2012, Arun Nayar, age 61, accepted an offer from Tyco International Ltd. (the “Company”) to become the Executive Vice President and Chief Financial Officer of the Company, effective upon the closing of the previously announced separation of the Company.  Mr. Nayar joined the Company as the Senior Vice President and Treasurer in March 2008 and was also the Chief Financial Officer of ADT Worldwide through October 2010.  In October 2010, Mr. Nayar assumed expanded responsibilities as head of the Company’s Financial Planning & Analysis and Investor Relations groups. Prior to joining the Company, Mr. Nayar spent six years at PepsiCo, Inc., most recently as Chief Financial Officer of Operations, and before that as Vice President and Assistant Treasurer of Capital Markets.

Upon assuming the role of Executive Vice President and Chief Financial Officer, Mr. Nayar will be compensated as follows:

1.               Mr. Nayar will receive an annual base salary of $500,000;

2.               he will be eligible to earn annual incentive compensation, with a potential bonus target of $400,000;

3.               he will eligible to participate in the Company’s annual long-term incentive program.  For fiscal 2013, Mr. Nayar is expected to receive equity awards with a grant date fair value of $1,300,000, which are expected to be split between stock options (40%), performance share units (40%) and restricted stock units (20%).  The stock options and restricted stock units would vest in equal annual installments over a four year period.  The equity awards will be governed by the standard terms and conditions that apply under the Company’s stock and incentive plan;

4.               he will continue to be eligible to participate in the employee benefit plans that the Company customarily makes available to senior executives, including participation in the Company’s defined contribution retirement plans, medical and dental plans, and severance plans.

Mr. Nayar will also be eligible to receive a cash payment upon closing of the separation in an amount equal to the difference between his current and future salary for the period beginning on May 1, 2012 and ending upon the closing of the transaction. This amount is estimated to be approximately $61,500 assuming the transaction closes at the end of September 2012.

A copy of Mr. Nayar’s offer letter is attached hereto as exhibit 10.1 and is incorporated herein by reference. The foregoing description of the offer letter is subject to, and qualified in its entirety by, the offer letter. On May 8, 2012, the Company issued a press release regarding the appointment of Mr. Nayer, which is attached hereto as exhibit 99.1.

In addition, on May 3, 2012, the Board of Directors of the Company approved the following changes to Ms. Judith Reinsdorf’s compensation.  Ms. Reinsdorf is the Company’s Executive Vice President and General Counsel:

1.               Ms. Reinsdorf will continue to be eligible to participate in the Company’s annual long-term incentive program.  For fiscal 2013, Ms. Reinsdorf is expected to receive equity awards with a grant date fair value of $1,500,000, which are expected to be split between stock options (40%), performance share units (40%) and restricted stock units (20%).  The stock options and restricted stock units would vest in equal annual installments over a four year period.  The equity awards will be governed by the standard terms and conditions that apply under the Company’s stock and incentive plan;

2.               In recognition of her efforts in connection with the proposed separation transactions, including the execution of the flow control / Pentair merger agreement, on May 3, 2012, Ms. Reinsdorf received a one-time grant of 7,200 restricted stock units with a grant date value of $400,000. The restricted stock units are scheduled to vest on the second and third anniversaries of the grant in equal installments.  Ms. Reinsdorf has also been made eligible for a cash bonus of $200,000 payable upon successful completion of the separation transactions.

All other elements of Ms. Reinsdorf’s compensation are expected to remain unchanged following the completion of the separation transactions.

Item 9.01.  Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
10.1	Offer Letter to Mr. Arun Nayar, dated May 3, 2012
99.1	Press Release dated May 8, 2012 regarding Mr. Arun Nayar

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO INTERNATIONAL LTD.
(Registrant)

	By:	/s/ John S. Jenkins, Jr.
John S. Jenkins, Jr.
Vice-President and Corporate Secretary

Date: May 8, 2012